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Exhibit 10.12

KODIAK OIL AND GAS CORP.
2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT
AWARD AGREEMENT

        This RESTRICTED STOCK UNIT AWARD AGREEMENT (this "Agreement") is made this       day of                  ,        (the "Grant Date"), by and between Kodiak Oil & Gas Corp., a Yukon Territory corporation (the "Company") and                          ("Participant"), pursuant to the terms of the Kodiak Oil and Gas Corp. 2007 Stock Incentive Plan (the "Plan"). Terms used but not defined herein shall have the meanings ascribed to them in the Plan.

        1.    Award of Restricted Stock Units.    Subject to the terms of this Agreement and the Plan, the Company hereby grants to Participant an award of                        restricted stock units ("RSUs"), representing the right to receive shares of the Company's common stock, no par value per share ("Common Shares"), upon the satisfaction of the Performance Conditions set forth on Exhibit A attached hereto ("Exhibit A"). Common Shares issued in settlement of RSUs ("Award Shares") pursuant to this Agreement shall be subject to the vesting Service Conditions set forth in Sections 2(b) and 2(c). Each RSU represents the right to receive one Award Share, subject to the vesting requirements and distribution provisions of this Agreement and the Plan. The RSUs and the Award Shares are granted under Section 6(c) of the Plan. A copy of the Plan will be furnished upon request of Participant.

        2.    Vesting and Forfeiture.

          (a)    Performance Conditions.    The number of RSUs that become vested on the Determination Date (as defined below) will be determined based on the satisfaction of the Performance Vesting Conditions set forth on Exhibit A. The Performance Period is the period beginning                        and ending                         . As soon as practical following the end of the Performance Period, but in no event later than                        (the "Determination Date"), the Compensation Committee will determine, based on the         Performance Vesting Matrix attached as Exhibit A, the number of RSUs that become vested as of the Determination Date (the "Earned RSUs").

          (b)    Service Conditions.    Subject to the terms and conditions of this Agreement, if Participant continues to provide substantial services to the Company or an Affiliate (as an employee, officer, consultant, independent contractor or director) continuously through the applicable Service Vesting Date set forth below, the Award Shares issued in settlement of Earned RSUs in accordance with Section 4 hereof shall vest in installments as follows:

On each of the following Service Vesting Dates	Percentage of Award Shares that will become Vested
Determination Date	%

%

%

%

[Add additional rows, if necessary]

    Except as provided in Section 2(c) below, if Participant ceases to be an employee, officer, consultant, independent contractor or director of the Company or an Affiliate prior to a Service Vesting Date, all of Participant's rights to unvested Award Shares shall be immediately forfeited.

          (c)    Acceleration of Vesting on Death and Disability.    Notwithstanding any other provision of this Agreement, if Participant dies, or if Participant's employment is terminated due to Disability, prior to the Determination Date, 50 percent (50%) of the total number of RSUs awarded and set forth in Section 1(a) hereof immediately shall become vested, and the remaining unvested RSUs immediately shall be forfeited. If Participant dies, or if Participant's employment is terminated due to Disability, on or after the Determination Date, one hundred percent (100%) of the Award Shares issued or issuable in settlement of Participant's Earned RSUs (as determined by the Compensation Committee on the Determination Date, based on the         Performance Vesting Matrix) immediately will become vested. For purposes of this Agreement, "Disability" means the incapacity or inability of Participant, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of the Company and confirmed in writing by such doctor, to perform the essential functions of Participant's position, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under applicable law.

        3.    Restrictions on Transfer.    Neither the RSUs nor the unvested Award Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company, and no attempt to transfer the RSUs or unvested Award Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the RSUs or unvested Award Share, provided that in the event of Participant's death, payment with respect to Participant's vested RSUs will be made to the Participant's representative or to any person to whom the RSUs have been transferred by will or applicable laws of descent and distribution.

        4.    Payment and Settlement of RSUs.

          (a)    RSUs.    As soon as practical following the Determination Date, but in all events on or before the date that is two and a half months after the last day of the Company's tax year in which the Determination Date occurs, subject to satisfaction of applicable tax withholdings, Award Shares shall be issued and distributed to Participant or Participant's legal representatives, beneficiaries or heirs, as the case may be, which Award Shares shall be restricted from transfer until such time as the respective Award Shares have vested pursuant to Section 2(b) or Section 2(c), and certificates representing such Award Shares shall be issued, as follows:

            (i)    With respect to certificates representing Award Shares that have vested pursuant to Section 2(b) or 2(c), such certificates shall be registered in the name of Participant or in the name of Participant's legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Award Shares (less any shares withheld to pay withholding taxes) and delivered to Participant or Participant's legal representatives, beneficiaries or heirs, as the case may be; and (ii) With respect to certificates representing Award Shares that have not yet vested pursuant to Section 2(b) or 2(c), such certificates shall (i) be registered in the name of Participant and held by the Secretary of the Company or an agent selected by the Secretary of the Company to provide such services for the Plan and (ii) contain a legend to the effect that such unvested Award Shares are subject to applicable restrictions from transfer and shall be subject to an appropriate stop-transfer order. As soon as practical after such Award Shares have vested pursuant to Section 2(b) or 2(c), the Company shall cause to be issued a certificate or certificates, registered in the name of Participant or in the name of Participant's legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Award Shares (less any shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to Participant or Participant's legal representatives, beneficiaries or heirs, as the case may be, free of the legend or the stop-transfer order referenced above.

          (b)   Notwithstanding any other provision of this Agreement, if any RSUs shall vest under Section 2(c) prior to the Determination Date, then as soon as practical following such vesting, but in all events on or before the date that is two and a half months after the last day of the Company's tax year in which the Determination Date occurs, subject to satisfaction of applicable tax withholdings, vested Award Shares issuable pursuant to such vested RSUs shall be issued and delivered to, and registered in the name of Participant, or Participant's legal representatives, beneficiaries or heirs as the case may be. The value of any fractional Award Shares shall be paid in cash at the time certificates evidencing the Award Shares are delivered to Participant.

        5.    Adjustments.    The RSUs and Award Shares shall be subject to adjustment, in accordance with Section 4(c) of the Plan, in the event that any distribution, stock split, reverse stock split, recapitalization, reorganization, merger, combination or other event covered by Section 4(c) of the Plan shall occur.

        6.    Miscellaneous.

          (a)    Income Tax Matters.    In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant's federal and state income tax withholding obligations arising from the delivery or vesting of Award Shares by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Common Shares or cash otherwise to be delivered having a Fair Market Value equal to the minimum amount required to satisfy applicable tax withholding, or (iii) delivering to the Company Common Shares already owned by Participant having a Fair Market Value equal to the amount of such taxes. Participant's election must be made on or before the date that the amount of tax to be withheld is determined. The Company will not deliver any fractional Common Shares under this Agreement but will pay, in lieu thereof, the Fair Market Value of such fractional Common Shares.

          (b)    Plan Provisions Control.    If any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

          (c)    No Right to Employment.    The issuance of the RSUs and Award Shares shall not be construed as giving Participant the right to be retained in the employ of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss Participant from employment, free from any liability or any claim under the Plan or the Agreement. Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee (as defined in the Plan) and shall be fully bound thereby.

          (d)    Governing Law.    The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the state of Colorado.

          (e)    Securities Matters.    The Company shall not be required to deliver Common Shares pursuant to this Agreement until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

          (f)    Severability.    If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

          (g)    No Trust or Fund Created.    Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

          (h)    Headings.    Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

          (i)    Section 409A.    It is intended the RSUs and Award Shares granted pursuant to this Agreement will be exempt from Section 409A of the Code under the short term deferral rule. If and to the extent that the RSUs and Award Shares are determined by the Committee to be subject to Section 409A of the Code, the terms of this Agreement will be construed in accordance with Section 409A of the Code. In such case, the words "termination of employment" and similar terms will be construed to mean "separation from service" in accordance with Section 409A of the Code and applicable guidance, and any payments made as a result of the acceleration of vesting and payment upon Participant's separation from service (for example, as a result of separation from service due to Disability) shall be delayed until a date that is six months and one day following Participant's separation from service, to the extent required, if Participant is a specified employee as determined under Section 409A of the Code on the date of Participant's separation from service.

(Signature page follows)

        IN WITNESS WHEREOF, the Company and Participant have executed this Restricted Stock Unit Award Agreement on the date set forth in the first paragraph.

KODIAK OIL & GAS CORP.
By:
Name: Title:
PARTICIPANT

Name:

EXHIBIT A

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  Exhibit 10.12